EXHIBIT 5.1

              [LETTERHEAD OF FIRSTENERGY CORP.]

October 1, 2009

Pennsylvania Electric Company
c/o FirstEnergy Corp.
76 South Main Street
Akron, Ohio  44308

Re: $250,000,000 aggregate principal amount of Pennsylvania Electric Company’s 5.20% Senior Notes due 2020 and $250,000,000 aggregate principal amount of Pennsylvania Electric Company’s 6.15% Senior Notes due 2038

Ladies and Gentlemen:

I am Associate General Counsel of FirstEnergy Corp., an Ohio corporation and have acted as counsel for its subsidiary Pennsylvania Electric Company, a Pennsylvania corporation (the “Company”).  This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of $250,000,000 aggregate principal amount of its 5.20% Senior Notes due 2020 and $250,000,000 aggregate principal amount of its 6.15% Senior Notes due 2038  (collectively, the “Senior Notes”), issued under an Indenture dated as of April 1, 1999, as amended (the “Base Indenture”), between the Company and The Bank of New York Mellon, as successor trustee (the “Trustee”), as supplemented by a Company Order, dated September 30, 2009 (the “Company Order,” together with the Base Indenture and the Company Order being hereinafter referred to as the “Indenture”) and sold pursuant to the terms of an Underwriting Agreement, dated September 28, 2009, among Banc of America Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC, as Representatives of the Underwriters listed on Schedule I thereto (collectively, the “Underwriters”) and the Company (the “Underwriting Agreement”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, I or persons under my supervision or control have reviewed originals or copies, certified or otherwise identified to my satisfaction, of the Indenture, the forms of the Senior Notes, the Underwriting Agreement, the Company’s Amended and Restated Articles of Incorporation, the Company’s Amended and Restated By-Laws and the minutes of the meeting of the Board of Directors of the Company authorizing the issuance and sale of the Senior Notes.  In addition, I or persons under my supervision or control have reviewed originals, or copies certified or otherwise identified to my satisfaction, of such other instruments, certificates, records, receipts and documents and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have reviewed such questions of law, as I have deemed necessary or appropriate for purposes of this opinion.  In such review, I have also relied upon a certificate of an officer of the Trustee as to the Trustee’s due authorization, execution and delivery of the Indenture and the authentication of the Senior Notes, and have assumed that, the Senior Notes have been paid for by the Underwriters and that, except for documents signed by officers of the Company, the signatures on all documents examined by me or persons under my supervision or control are genuine, which assumptions I have not independently verified.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that the Senior Notes have been validly issued and constitute valid and binding obligations of the Company.

My opinion is subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); (iii) principles of commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; and (v) securities and other laws and public policy underlying such laws with respect to rights to indemnification and contribution. My opinion is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein.  I undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

I am a member of the Bar of the Commonwealth of Pennsylvania, and this opinion is limited to the laws of the Commonwealth of Pennsylvania.

I consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company, which will be incorporated by reference in the Registration Statement, and to the use of my name in the prospectus and prospectus supplement forming a part of the Registration Statement under the caption “Legal Matters.”  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Wendy E. Stark
Counsel for Pennsylvania Electric Company